Exhibit (a)(1)(E)

Letter to Clients with Respect to
Offer to Purchase
All Outstanding Shares
of

Care.com, Inc.

at

$15.00 Per Share of Common Stock, Net in Cash
The Preferred Share Offer Price Described Below For Each Share of Series A Convertible
Preferred Stock, Net in Cash
Pursuant to the Offer to Purchase
Dated January 13, 2020

by

Buzz Merger Sub Inc.

a wholly-owned subsidiary of

IAC/InterActiveCorp

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON FEBRUARY 10, 2020, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE "EXPIRATION DATE").

January 13, 2020

To Our Clients:

        Enclosed for your consideration are the Offer to Purchase, dated January 13, 2020 (together with any amendments or supplements thereto, the "Offer to Purchase"), and the related Letter of Transmittal (together with any amendments or supplements thereto, the "Letter of Transmittal"), in connection with the offer by Buzz Merger Sub Inc., a Delaware corporation ("Purchaser"), and a wholly-owned subsidiary of IAC/InterActiveCorp, a Delaware corporation ("Parent"), to purchase (the "Offer") (i) all outstanding shares of common stock, par value $0.001 per share (the "Common Shares"), of Care.com, Inc., a Delaware corporation ("Care.com"), at a price per Common Share of $15.00 (the "Common Share Offer Price") and (ii) all outstanding shares of Series A Convertible Preferred Stock, par value $0.001 per share (the "Preferred Shares," and together with the Common Shares, the "Shares"), of Care.com, at (x) 150% of the Liquidation Preference per share, as specified in the Certificate of Designations for the Preferred Shares (the "Certificate of Designations"), plus (y) Accrued and Unpaid Dividends payable in respect of such Preferred Shares, as specified in the Certificate of Designations, in the case of clauses (x) and (y), calculated as of and including the Expiration Date, pursuant to the terms of the Certificate of Designations (such amount, the "Preferred Share Offer Price" and the Common Share Offer Price and Preferred Share Offer Price collectively, the "Offer Price"), in each case, net to the holder in cash, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions described in the Offer to Purchase and in the related Letter of Transmittal.

        THE BOARD OF DIRECTORS OF CARE.COM, AT A MEETING DULY CALLED AND HELD AND ACTING BY UNANIMOUS APPROVAL OF THE DIRECTORS PRESENT AT THE MEETING, RECOMMENDED THAT CARE.COM'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR COMMON SHARES AND PREFERRED SHARES, AS APPLICABLE, TO PURCHASER IN RESPONSE TO THE OFFER.

        We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of

Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

        1.     The Common Share Offer Price is $15.00 per Common Share, net to the holder in cash, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions described in the Offer to Purchase and in the related Letter of Transmittal.

        2.     The Preferred Share Offer Price is (x) 150% of the Liquidation Preference per share, as specified in the Certificate of Designations for the Preferred Shares (the "Certificate of Designations"), plus (y) Accrued and Unpaid Dividends payable in respect of such Preferred Shares, as specified in the Certificate of Designations, in the case of clauses (x) and (y), calculated as of and including the Expiration Date, pursuant to the terms of the Certificate of Designations, net to the holder in cash, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions described in the Offer to Purchase and in the related Letter of Transmittal.

        3.     The Offer is being made for all outstanding Shares.

        4.     The Offer is being made in connection with the Agreement and Plan of Merger, dated as of December 20, 2019 (together with any amendments or supplements thereto, the "Merger Agreement"), among Care.com, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Care.com, without a meeting of Care.com's stockholders in accordance with Section 251(h) of the Delaware General Corporation Law (the "DGCL"), with Care.com continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the "Merger"). At the effective time of the Merger, each Share issued and outstanding immediately prior to such time (other than any (i) Shares held in the treasury of Care.com, (ii) Shares that at the commencement of the Offer were owned by Parent or Purchaser, or any direct or indirect wholly-owned subsidiaries of Care.com, Parent or Purchaser, (iii) Shares irrevocably accepted for payment in the Offer and (iv) Shares held by Care.com stockholders who properly demand and perfect appraisal rights under Delaware law, which will be cancelled and for which no payment will be delivered) will be converted into the right to receive an amount in cash equal to the Offer Price.

        After careful consideration, the Care.com board of directors, at a meeting duly called and held and acting by unanimous approval of the directors present at the meeting, adopted resolutions (i) determining that the transactions contemplated by the Merger Agreement (the "Transactions"), including the Offer and the Merger, are advisable, fair to and in the best interests of Care.com and its stockholders, (ii) approving, adopting and declaring advisable the Merger Agreement and the Transactions, including the Offer and the Merger, (iii) determining that the Merger shall be effected as soon as practicable following the Acceptance Time (as defined in the Offer to Purchase) without a vote of Care.com's stockholders pursuant to Section 251(h) of the DGCL and (iv) recommending that Care.com's stockholders accept the Offer and tender their Common Shares and Preferred Shares, as applicable, to Purchaser in response to the Offer. In addition, concurrently with entering into the Merger Agreement, Parent and Purchaser entered in separate Support Agreements (as defined in the Offer to Purchase), with each of (i) Sheila Lirio Marcelo, the Founder, Chairwoman of the Care.com Board and Chief Executive Officer of Care.com, and The Sheila L. Marcelo 2012 Family Trust, (ii) CapitalG LP and (iii) Tenzing Global Management LLC and Tenzing Global Investors Fund I LP. The stockholders that are party to the Support Agreements have agreed to tender a total of 4,100,500 Common Shares and 46,350 Preferred Shares pursuant to such agreements.

        5.     The Offer and withdrawal rights will expire at one minute after 11:59 p.m., Eastern Time, on February 10, 2020, unless the Offer is extended or earlier terminated.

        6.     The Offer is not subject to any financing condition. The Offer is subject to the conditions described in Section 13 of the Offer to Purchase.

        7.     If your Shares are registered in your name and you tender directly to Computershare Trust Company, N.A., the depositary for the Offer (the "Depositary"), you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with such institution as to whether it charges any service fees or commissions.

        If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

        Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the Expiration Date.

        The Offer is being made to all holders of the Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, "blue sky" or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM

With Respect to the Offer to Purchase
All Outstanding Shares

of

Care.com, Inc.

at

$15.00 Per Share of Common Stock, Net in Cash
The Preferred Share Offer Price Described Below For Each Share of Series A Convertible
Preferred Stock, Net in Cash
Pursuant to the Offer to Purchase
Dated January 13, 2020

by

Buzz Merger Sub Inc.

a wholly-owned subsidiary of

IAC/InterActiveCorp

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated January 13, 2020 (together with any amendments or supplements thereto, the "Offer to Purchase"), and the related Letter of Transmittal (together with any amendments or supplements thereto, the "Letter of Transmittal"), in connection with the offer by Buzz Merger Sub Inc., a Delaware corporation ("Purchaser"), and a wholly-owned subsidiary of IAC/InterActiveCorp, a Delaware corporation ("Parent"), to purchase (the "Offer") (i) all outstanding shares of common stock, par value $0.001 per share (the "Common Shares"), of Care.com, Inc., a Delaware corporation ("Care.com"), at a price per Common Share of $15.00 (the "Common Share Offer Price") and (ii) all outstanding shares of Series A Convertible Preferred Stock, par value $0.001 per share (the "Preferred Shares," and together with the Common Shares, the "Shares"), of Care.com, at (x) 150% of the Liquidation Preference per share, as specified in the Certificate of Designations for the Preferred Shares (the "Certificate of Designations"), plus (y) Accrued and Unpaid Dividends payable in respect of such Preferred Shares, as specified in the Certificate of Designations, in the case of clauses (x) and (y), calculated as of and including the Expiration Date, pursuant to the terms of the Certificate of Designations (such amount, the "Preferred Share Offer Price" and the Common Share Offer Price and Preferred Share Offer Price collectively, the "Offer Price"), in each case, net to the holder in cash, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions described in the Offer to Purchase and in the related Letter of Transmittal.

        The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on my behalf will be determined by Purchaser and such determination shall be final and binding.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY:	SHARES*

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Date (as defined in the Offer to Purchase).

Dated:	Signature(s):

Capacity**:

Please Print Name(s)
Address:

(Include Zip Code)

Area Code and Telephone No.:

Tax Identification or Social Security No.:

*
Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

**
Please provide if signature is by an attorney-in-fact, executor, administrator, trustee, guardian, officer of a corporation or other person acting in a fiduciary or representative capacity.